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                                                                    Exhibit 10.4

                               AMENDMENT NUMBER 3
                                       TO
                              WILLBROS GROUP, INC.
                                 1996 STOCK PLAN

      1. Introduction. On April 16, 1996, the Board of Directors of Willbros Group, Inc. (the "Company") adopted, and on May 21, 1996, the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan (as amended, the "Plan"). The Plan permits the granting of awards, including stock options, to key employees (including officers and directors who are employees) of the Company or its subsidiaries.

            Under the terms of the Plan, a total of 3,125,000 shares of Common Stock of the Company are available for issuance pursuant to awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

            The Plan includes various provisions with respect to the exercise of awards if a participant's employment with the Company terminates for various reasons, including death, disability or retirement. As a result of the Company's termination of its defined benefit retirement plans, the definition of the term "Retirement" in the Plan needs to be amended.

      2. Purpose. The sole purpose of this Amendment is to replace the definition of the term "Retirement" in the Plan with a new definition, which will provide clarity with respect to the meaning of such term for all awards granted under the Plan after the effective date of this Amendment. Awards granted prior to the effective date of this Amendment shall continue to be subject to the definition of the term "Retirement" prior to its amendment hereunder.

      3. Amendment. Solely with respect to awards which are granted under the Plan on or after the effective date hereof, in Section 2 of the Plan, the definition of the term "Retirement" is deleted and the following definition of the term "Retirement" is substituted therefor:

            "'Retirement' means the voluntary termination of employment with the Company or any of its Subsidiaries by a Participant who is at least 62 years of age and has a minimum of four consecutive years of continuous service with the Company or any of its Subsidiaries."

      4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

      5. Effective Date. This Amendment shall take effect and be adopted as of January 1, 2004.

      Executed as of the 1st day of January, 2004.

ATTEST:                                    WILLBROS GROUP, INC.

 /s/  Dennis G. Berryhill                  By: /s/  Michael F. Curran
----------------------------                   -------------------------------
Dennis G. Berryhill                            Michael F. Curran
Secretary                                      President and Chief
                                                 Executive Officer